                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 4)1

                                TANDYCRAFTS, INC.
                                -----------------
                                (Name of Issuer)

                          COMMON STOCK, $1.00 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                    875386104
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 2, 2002
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 2 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,686,259**
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,686,259**
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1,686,259**
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.7%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**          Includes 100,860 Shares of Common Stock issued to Steel Partners II,
            L.P. pursuant to the terms of a certain  Settlement  Agreement dated
            November 21, 2000 by and among Tandycrafts,  Inc. and certain of its officers and  directors,  and Steel  Partners  II,  L.P.,  Warren G.
            Lichtenstein,  Newcastle Partners,  L.P., Mark Schwarz,  Glen Kassan
            and certain of their affiliates (the "Settlement Agreement").

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 3 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,686,259**
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,686,259**
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1,686,259**
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.7%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**          Includes 100,860 Shares of Common Stock issued to Steel Partners II,
            L.P. pursuant to the terms of the Settlement Agreement.

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 4 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     less than 1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 5 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     less than 1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 6 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     less than 1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 7 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     1
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     less than 1%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 8 of 11 Pages
----------------------                                       -------------------

================================================================================
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                GLEN M. KASSAN
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                  / /
--------------------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   - 0 -
   OWNED BY
     EACH
   REPORTING
 PERSON WITH  ------------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
              ------------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                - 0 -
              ------------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

                     - 0 -
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                                / /
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 875386104                   13D                     Page 9 of 11 Pages
----------------------                                       -------------------

            The following constitutes Amendment No. 4 ("Amendment No. 4") to the
Schedule 13D filed by the undersigned.  This Amendment No. 4 amends the Schedule
13D as specifically set forth.

     Item 2(a) - (c) is hereby amended to add the following:

                 On or  around  November  2,  2002,  NP  commenced  exploring  a possible  transaction  with the Issuer in bankruptcy.  Steel Partners II, Warren
Lichtenstein  and Glen Kassan decided not to  participate  in such  transaction.
Accordingly,  the group was  disbanded  and NP, NCM, NCG and Mark Schwarz are no longer "Reporting Persons."

                            [SIGNATURE PAGE FOLLOWS]

----------------------                                       -------------------
CUSIP No. 875386104                   13D                    Page 10 of 11 Pages
----------------------                                       -------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 17, 2003               STEEL PARTNERS II, L.P.

                                      By: Steel Partners, L.L.C.
                                          General Partner

                                      By: /s/ Warren G. Lichtenstein
                                          --------------------------------------
                                          Warren G. Lichtenstein,
                                          Chief Executive Officer

                                      /s/ Warren G. Lichtenstein
                                      ------------------------------------------
                                      Warren G. Lichtenstein

                                      NEWCASTLE PARTNERS, L.P.

                                      By:  Newcastle Capital Management, L.P.
                                           General Partner

                                      By:  Newcastle Capital Group, L.L.C.
                                           General Partner

                                      By:  /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz
                                           Managing Member

                                      NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                      By: Newcastle Capital Group, L.L.C.
                                          General Partner

                                      By:  /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz
                                           Managing Member

----------------------                                       -------------------
CUSIP No. 875386104                   13D                    Page 11 of 11 Pages
----------------------                                       -------------------

                                      NEWCASTLE CAPITAL GROUP, L.L.C.

                                      By:  /s/ Mark E. Schwarz
                                           -------------------------------------
                                           Mark E. Schwarz
                                           Managing Member

                                      /s/ Mark E. Schwarz
                                      ------------------------------------------
                                      Mark E. Schwarz

                                      /s/ Glen M. Kassan
                                      ------------------------------------------
                                      Glen M. Kassan